UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): December 22, 2010
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 8.01 Other Events
     MedCath Corporation (“the Company”) is filing this Current Report on Form 8-K to provide supplemental information regarding impairment charges on long-lived assets recorded during the fourth fiscal quarter and full fiscal year ended September 30, 2010 and information related to the estimated net realizable value of intercompany notes outstanding as of September 30, 2010. As noted in the Company’s press release (“the press release”) on November 23, 2010 reporting its fourth fiscal quarter and fiscal year 2010 earnings, the Company recorded an impairment charge on long-lived assets of $30.2 million during the fourth fiscal quarter and $67.8 million for fiscal year 2010 as of the date of the press release. The press release also noted that any additional indication of impairment realized prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (“the Form 10-K”) would be reflected in the Form 10-K as filed with the Securities and Exchange Commission.
     Subsequent to the issuance of the press release and prior to the filing of the Form 10-K, the Company obtained additional third party market value information related to one of its hospitals as part of the Company’s strategic alternatives process to consider the sale of either the Company or its individual hospitals and other assets. As a result, the Company recorded an additional long-lived asset impairment charge of $0.9 million for the fourth fiscal quarter and fiscal year 2010. Consequently, the Form 10-K reflected a total impairment charge for the fourth fiscal quarter and fiscal year 2010 of $31.1 million and $68.7 million, respectively, and the diluted loss per share from continuing operations for the fourth fiscal quarter and fiscal year 2010 of ($1.28) and ($2.62), respectively. Any gains to be recognized as a result of a fair value in excess of carrying value on long-lived assets will not be recognized until the disposition of those assets.
     The estimated net realizable value of intercompany notes outstanding with the Company’s subsidiaries in continuing and discontinued operations was $232.6 million as of September 30, 2010. The estimated net realizable value of our intercompany notes outstanding as of September 30, 2010 from discontinued operations, which includes Heart Hospital of Austin and Arizona Heart Hospital, was approximately $39.4 million. The net realizable value of our intercompany note with Texsan Heart Hospital, which is included in continuing operations as of September 30, 2010 but will be reflected as a discontinued operation for the Company’s first fiscal quarter 2011, was approximately $40.0 million at September 30, 2010. All intercompany notes are eliminated in consolidation and are not reflected on the Company’s consolidated balance sheet.
     The following table provides the estimated net realizable value of intercompany notes outstanding at September 30, 2010.
Estimated Net Realizable Value of Intercompany Notes at September 30, 2010

(in millions)

Total Outstanding	$232.6
Discontinued Operations (1)	(39.4)
Texsan Heart Hospital (2)	(40.0)

Continuing Operations excluding Texsan Heart Hospital	$153.2

(1)	Consists of the estimated net realizable value of intercompany notes due from Heart Hospital of Austin and Arizona Heart Hospital at September 30, 2010.
(2)	Texsan Heart Hospital was included in continuing operations at September 30, 2010, but will be classified as a discontinued operation for the Company’s first fiscal quarter 2011, ending December 31, 2010.
     The supplemental information in this Form 8-K should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, which was filed with the Securities and Exchange Commission on December 14, 2010.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: December 22, 2010	By:	/s/ James A. Parker James A. Parker Executive Vice President and Chief Financial Officer